Exhibit 99.1

Power of the Dream Ventures completes $1,000,000 private placement

BUDAPEST, Hungary, November 18, 2008 – Power of the Dream Ventures, Inc. (OTC BB: PWRV), Hungary's premier technology acquisition and development company, today announced that it has finalized a private placement of $1,000,000 from a private investor. Shares were sold pursuant to the requirements of ‘Regulation S’ at a per share price of $0.40, a premium to market price on November 17.

“Right on the heels of our funding commitment from YA Global we are pleased to announce an additional, cash-based funding round from a private investor. We now have the financial strength to move full steam ahead on completing product development. The first of these will be a public Beta release of iGlue on January 30, 2009,” commented Viktor Rozsnyay, President of the Company. “We are fortunate to have strong and continued investor support for our vision. We look forward to completing all tasks required to turn our vision into a fully functional, revenue producing company,” Mr. Rozsnyay added.

To date the Company has raised approximately $2 million dollars in cash and secured commitments for an additional $6 million dollars through the recently announced YA Global transaction.

About Power of the Dream Ventures

Power of the Dream Ventures, Inc. is a leading technology holding company. We identify and harness the unique technological prowess of Hungary’s high-tech industry, turning promising ideas and ready to market products/technologies into global industry leaders. We focus on developing, acquiring, licensing, and co-developing technologies that originate exclusively in Hungary that are in prototype stage based on existing patents; in prototype stage prior to patenting; existing products that require expansion capital to commercialize; emerging science and high-technology research projects that require help in patenting, developing the product and marketing, University spin-off technologies, and ideas from the very early stage that represent "disruptive technologies." We primarily focus on providing enabling solutions in the fields of environmental technologies, power generation and storage, software products and services, biotechnology, medical devices and what we call ‘disruptive technologies.’ For more information please visit our website at Http://www.powerofthedream.com.

Contact:

Viktor Rozsnyay
President and CEO
Phone: +36-1-456-6061
Fax: +36-1-456-6062